February 20, 2001

                            GRANT OF OPTION TO SELL

                    @VISO'S INTEREST IN PEOPLEPC EUROPE NV

                        Binding Memorandum of Agreement


     This Memorandum of Agreement sets forth the terms of an option to sell to PeoplePC, Inc. a Delaware Corporation ("PeoplePC" or the "Company") all of the shares (the "NV Shares") held by @viso Limited, a UK Company ("@viso") in PeoplePC Europe NV, a Dutch company ("PPC Europe"), such that after the exercise in full of the option to sell, PeoplePC will own all of the outstanding capital stock of PPC Europe and @viso will own stock in PeoplePC.



Primary Put Option:     Upon exercise by @viso of the Primary Put Option,
                        People PC agrees to buy the NV Shares. The Primary Put
                        Option may be exercised only with respect to all, and not less than all, of the NV Shares held by @viso at the time of exercise.

                             The consideration for PeoplePC's purchase of the
                        NV Shares will be shares of PeoplePC Common Stock ("Common Stock"), or if the Stockholder Approval (as defined below) shall not yet have been obtained, shares of PeoplePC preferred stock having the terms set forth on Exhibit A attached hereto (the "Preferred Stock"). PeoplePC agrees not to issue shares of the Preferred Stock to any other investor prior to the earlier of the Stockholder Approval and the Issuance (each as defined below).

                             The number of shares of Common Stock or Preferred
                        Stock issued in consideration of the purchase of the NV Shares (the Primary Put Share Number") will be calculated in accordance with the following formula:

                             V * (W + Y + X) = X

                        where

                             V    =    The number (expressed as a percentage)
                                       derived by multiplying (i) 0.32567 by
                                       (ii) the quotient obtained by dividing
                                       (a) the number of NV Shares as of the
                                       date hereof by (b) the sum of (i)
                                       47,619,048 (the total number of
                                       outstanding shares of PPC Europe as of
                                       the date hereof) plus (ii) the
                                       cumulative number of PPC Europe shares
                                       purchased by Softbank upon exercise of
                                       the Warrant (as defined below) as of
                                       the date of the exercise of the Primary
                                       Put Share Option by @viso.

                             W    =    108,789,000.

                             X    =    The Primary Put Share Number.

                             Y    =    2,843,468 plus the number of additional
                                       employee stock options that (i) have
                                       been granted but remain unvested as of
                                       the date hereof, (ii) are scheduled to
                                       vest within 12 months of the date
                                       hereof, (iii) have become vested prior
                                       to the date the Primary Put Option is
                                       exercised, and (iv) have a strike price
                                       less than $3.44.

                        The Primary Put Share Number will be subject to adjustment in the case of a stock split, stock dividend, recapitalization or other similar event. Notwithstanding anything to the contrary set forth herein, no exercise of the Primary Put Option subsequent to a partial exercise or a series of partial exercises of the Secondary Put Option in connection with a Triggering Event shall result in the issuance of a number of shares in excess of the Cap (as such terms are defined below).

                        At the written request of @viso, the Company shall calculate X and shall furnish such calculation to @viso within 3 business days of such request. The Company will also furnish calculations of X to @viso on a quarterly basis.

                        The Company represents and warrants that: (i) as of the date hereof it has 108,789,000 issued, outstanding and fully vested shares of Common Stock, has granted options to purchase 2,843,468 shares of Common Stock, which options are vested and have a strike price equal to or less than $3.58, and has granted options to purchase 6,393,315 shares of Common Stock with a strike price equal to or less than $3.58, which will become exercisable within 12 months of the date hereof; (ii) the issuance of the put options hereunder has been duly authorized, and when the Preferred Stock or Common Stock is issued it will be validly issued, fully paid and non-assessable; (iii) subject to the requisite approval by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Memorandum of Agreement and to consummate the transactions contemplated hereby; and (iv) this Memorandum of Agreement has been duly executed and delivered by the Company a obligations of the Company enforceable against the Company in accordance with its terms except as limited by applicable

                        Company in accordance with its terms except as limited by applicable laws of bankruptcy, insolvency and other customary limitations.

Term of Primary Put     Five years.
Option:

Secondary Put Option    Upon exercise by @viso of the Secondary Put Option,
                        People PC agrees to buy the NV Shares. Except with respect to a Triggering Event (as defined below), the Secondary Put Option may be exercised only with respect to all, and not less than all, of the NV
                        Shares held by @viso at the time of exercise.

                        For the Secondary Put Option, the NV Shares held by @viso as of the date hereof will be valued in the aggregate at US$65,000,000 (the "Secondary Put Conversion Value"). The consideration for PeoplePC's purchase of the NV Shares will be shares of Common Stock or shares of Preferred Stock, valued at the daily average closing price for Common Shares during the 45-trading-day period preceding such purchase, except in the case of the exercise of the Secondary Put Option in connection with a Triggering Event in which case the Common Stock will be valued as set forth in "Future Financings and Acquisitions by PeoplePC"; provided, however, that the aggregate number of shares of Preferred Stock or Common Stock issued (taken together with any such shares issued in connection with any Triggering Events) shall not exceed XX (the "Cap"), which number shall be calculated as follows:

                             .2 * (W + Y + XX) = XX

                        where

                             XX   =    The Cap.

                        The Cap will be adjusted in the case of a stock split, stock dividend, recapitalization or other similar event.

Term of the Secondary   The Secondary Put Option may be exercised: (i) during
Put Option              the 60-day period following the end of the Primary Put
                        Option Term, or (ii) in connection with a Triggering
                        Event or a Change of Control (as defined below).

Assignment of Put       @viso may assign: (i) NV Shares held by @viso as of
Options and NV Shares   the date hereof; and (ii) a one half interest in the
                        rights under each of the Primary Put Option and the Secondary Put Option ("Half Interest") to SB Holdings
                        (Europe), Ltd., a UK corporation, and a Half Interest to Vivendi Universal or a designated affiliate (the
                        "Permitted Transferees"). No other assignment of rights relating to either put option (including any subsequent assignment by a Permitted Transferee) may take place without the prior written consent of PeoplePC, Inc. The foregoing notwithstanding, @viso may assign its options to an affiliate of @viso, provided that @viso concurrently notifies the Company in writing of such action.

Stockholder Approval    At its annual meeting scheduled for May 31, 2001, the
                        Company will submit to its stockholders for approval the issuance (the "Issuance") of Common Stock upon the exercise of the Puts contemplated hereby (including upon conversion of the Preferred Stock) (the
                        "Stockholder Approval").

                        The Company through its Board of Directors will recommend the granting of the Stockholder Approval and will solicit proxies and otherwise use its best efforts to obtain the Stockholder Approval.

Voting Agreement        The parties have provided for holders of a majority of
                        the issued and outstanding Common Stock (the "Company
                        Stockholders") to execute this Memorandum of Understanding. By signing this Memorandum of Understanding, the Company Stockholders agree for @viso's benefit to vote their shares in favor of the Issuance. Each Company Stockholder also agrees not to sell, assign, transfer or convey its shares of Common
                        Stock (any such transfer of any such shares, a "Transfer") except for Transfers (i) which together with all other Transfers which have previously taken place do not cause the aggregate number of shares held by the Company Stockholders to fall below a majority of the Company's then outstanding capital stock, on a fully-diluted basis, or (ii) in connection with which the transferee agrees in writing with @viso to be bound by the terms of this section. The foregoing agreements shall also be reflected in a definitive voting agreement (the "Voting Agreement").

Future Financings and   If PeoplePC issues new equity securities in one or
Acquisitions by         more rounds of financing subsequent to the date hereof
PeoplePC                the purpose of which is to raise capital or in one or
                        more acquisitions subsequent to the date hereof of the stock or assets of a company (each, a "Triggering
                        Event"), @viso may exercise the Secondary Put Option with respect to that portion of its NV Shares equal to the ratio between the shares issued in such Triggering
                        Event and the total shares outstanding at the closing of the Triggering Event (the "Ratio") in exchange for shares of Common Stock (or Preferred Stock as provided above). The aggregate value of the NV Shares which @viso will be entitled to put to PeoplePC will equal the Secondary Put Conversion Value multiplied by the Ratio; provided, however, that the aggregate number of shares of Preferred Stock or Common Stock exchanged for NV Shares cumulatively under this Memorandum of Agreement shall not exceed the Cap, as such applies to @viso or Softbank, as of the Preferred Stock or the Common Stock issued to @viso shall be (i) the price at which Common Stock is sold to investors in the case of a financing or (ii) the value accorded the Company's shares in the case of an acquisition. Refer to Exhibit B for an example.

                        In the event of any partial exercise of the Secondary Put Option in connection with a Triggering Event, @viso shall sell equal percentages of the Series A Preferred and the Series B Preferred Stock that comprise the NV Shares.

Adjustments with regard If @viso sells less than all of its NV Shares in
to Partial Exercises    connection with a Triggering Event, each
                        of the Primary Put Share Number, the Secondary Put
                        Conversion Value and the Cap will be treated as follows in connection with @viso's exercise of its rights under this agreement subsequent to such partial exercise: (i) the Secondary Put Conversion Value will be reduced by an amount equal to the aggregate value of the NV Shares
                        (calculated as set forth on Exhibit B hereto) sold to the Company in such partial exercise (the "Aggregate
                        Partial Exercise Value"); (ii) the Primary Put Share
                        Number will be reduced by an amount equal to the product of (x) the Primary Put Share Number immediately prior to the Triggering Event multiplied by (y) the ratio determined by dividing (1) the Aggregate Partial
                        Exercise Value by (2) the Secondary Put Conversion Value immediately prior to such partial exercise; and (iii) the Cap shall not be adjusted, but the number of shares issued in such partial ex aggregate maximum number of shares issuable under the Cap. Refer to Exhibit B for an example.

Change of Control       If PeoplePC engages in a reorganization, merger,
                        consolidation, sale of all or substantially all its assets, or sale of 50% or more of its capital stock where its pre-transaction stockholders own less than 50% of the surviving or acquiring entity (a "Change of Control"), @viso will have the right to sell to PeoplePC all, but not less than all, of the NV Shares held by @viso at the time of exercise, and PeoplePC will have the right to buy from @viso all, but not less than all, of the NV Shares held by @viso at the time of exercise.
                        Such purchase and sale will occur immediately prior to a Change of Control. If the price per share paid for the Common Stock by the acquiror in the transaction(s) effecting the Change of Control is greater than $3.44 per share (as adjusted for stock splits, stock dividends, and similar events) then such purchase and sale will be effected pursuant to the Primary Put
                        Option, and otherwise pursuant to the Secondary Put
                        Option.

Tag-Along Rights        Pursuant to the Voting Agreement, @viso, the Company,
                        and the holders of 5% or more of the Company's Common
                        Stock (the "Holders") will enter into an agreement giving each party the right to participate pro rata and on the same terms in any sales by any other party that in the aggregate transfer ownership of in excess of 50% of the voting power of PeoplePC's issued and outstanding shares.

Registration Rights     @viso will receive the following registration rights
                        with respect to Common Stock paid to @viso pursuant to a registration rights agreement in a form mutually agreed to by the parties:

                        (1)  Demand Rights.

                        @viso and Softbank shall be entitled to request that PeoplePC file registration statements covering the registration of the Common Stock; provided, however, that PeoplePC shall not be obligated to effect such registration until August 15, 2001.


                        (2)  Piggyback Rights.

                        @viso shall be entitled to "piggyback" registration rights on all registrations initiated by PeoplePC or the selling stockholders of PeoplePC.

                        (3)  Expenses.

                        All registration expenses shall be borne by PeoplePC (other than underwriting discounts and commissions).

                        (4)  Termination of Rights.

                        Registration Rights terminate when all shares subject to registration rights may be sold under Rule 144 of the Act during any single 90-day period. PeoplePC acknowledges and agrees that for so long as Vivendi has a representative on the Company's Board of Directors, Vivendi shall constitute an "affiliate" of the Company as defined in Rule 144.

Softbank Warrant        The warrant (the "Warrant") to purchase shares of PPC
                        Europe granted to Softbank Capital Partners LP and permitted assigns ("Softbank") in the "Shareholders'
                        Agreement" dated June 30, 2000 will be modified as follows:

                        At or before the time when @viso exercises its Primary Put Option or Secondary Put Option in whole or in part (in the case of a Triggering Event), Softbank will decide whether to exercise the Warrant in whole or in proportional part.

                        Upon exercise of the Warrant, Softbank will receive a Primary Put Option and a Secondary Put Option exercisable upon substantially the same terms as the options received by @viso. The number of shares in Softbank's Primary Put Number will be determined by the formula

      +

                        stated in the paragraph "Primary Put Option," above, except that V will be defined as follows:

                             V   =     the number (expressed as a percentage)
                                       derived by multiplying (i) 0.32567 by
                                       (ii) the quotient obtained by dividing
                                       (a) the cumulative number of PPC Europe
                                       shares purchased by Softbank upon
                                       exercise of the Warrant (the "Warrant
                                       Shares") by (b) the sum of (i)
                                       47,619,048 (the total number of
                                       outstanding shares of PPC Europe as of
                                       the date hereof) plus (ii) the number of Warrant Shares.

                        For Softbank's Secondary Put Option, the NV Shares held by Softbank on exercise of the Softbank Warrant will be valued in the aggregate at US$7,142,857. The cap on the number of shares in the Secondary Put Option will be determined by the formula stated in the paragraph "Secondary Put Option," above, except that the first multiplicand, instead of .2, will be determined in accordance with the following formula:

                             Multiplicand   =   .2 multiplied by a fraction,
                                                the numerator of which is the
                                                cumulative number of Warrant
                                                Shares and the denominator of
                                                which is 16,666,667.

                        If Softbank elects not to exercise the Warrant in whole or in part (as the case may be), the Warrant (or, in the case of a partial exercise, the appropriate portion of the Warrant) will be cancelled. The Warrant will be further modified to delete the following sentence from paragraph 2.2(a):

                             "The warrant shall become exercisable, and must be exercised (i) at the request of Company, but no sooner than six months after the Closing Date or
                             (ii) immediately prior to (A) an acquisition, sale or merger of or by the Company resulting in a change in control of the Company, (B) a merger of the Company with and into PeoplePC, or acquisition of all of the Company's assets or shares by PeoplePC or (C) the Company's IPO, on terms and conditions more fully set forth therein."

Vivendi Marketing       @viso shall use its commercially reasonable efforts
Assistance              during the nine months following the date hereof to
                        induce Vivendi to render to PeoplePC reasonable marketing assistance in connection with enterprise programs, including making introductions to potential clients, consulting on strategic and marketing issues, and otherwise recommending to others PeoplePC's products and services. In addition, during the next nine months, Vivendi will provide positive letters of reference signed by senior Vivendi executives, which letters will relate to Vivendi's own commercial relationship with PeoplePC.

                        The parties hereto acknowledge that Softbank will not have have any obligation to the Company with respect to the immediately preceding sentence.

Board Representation:   After execution of this document but before exercise
                        by @viso of the Primary Put Option or at least
                        US$39,000,000 in value under the Secondary Put Option, Frank Boulben will have the right to attend meetings of PeoplePC's Board of Directors as an observer. Upon exercise by @viso of the Primary Put Option or at least US$39,000,000 in value under the Secondary Put
                        Option, and until @viso or its permitted distributees sell in excess of 40% of the sum of the options granted hereunder and the shares cumulatively received upon exercise thereof, @viso's designee will be assured of a seat on the PeoplePC, Inc. Board of Directors. Notwithstanding the foregoing, in the event of the assignment by @viso of a Half Interest to Vivendi, @viso's designee will be assured a seat on the PeoplePC, Inc. Board of Directors until Vivendi sells in excess of 40% of the sum of the options thereby assigned and the shares cumulatively received upon exercise of the options thereby assigned. For so
                        Vivendi, @viso's designee will be Mr. Boulben. The
                        Company will propose @viso's designee as part of the Company's slate of directors and the Holders will agree pursuant to the Voting Agreement to vote their shares in favor of such election at any meeting of the stockholders of the Company (or action by written consent). The parties agree that Vivendi will have the right to designate @viso's designee.

Further Covenants       Upon execution of the Definitive Documents, the
                        parties agree (i) to terminate that certain
                        Shareholders Agreement dated June 30, 2000 by and among PPC Europe, the shareholders of PPC Europe, and certain affiliates of such shareholders (the
                        "Shareholders Agreement"), (ii) to amend the Articles of Association of PPC Europe to carry into effect the transactions contemplated by this Memorandum of Agreement, including but not limited to, termination of the dividend payable on the Series B Preferred
                        Shares of PPC Europe as set forth in Article 15 thereof, and (iii) to obtain the resignation of the @viso representatives on the Board of Directors of PPC
                        Europe.

Closing Conditions      The closing of the sale of stock upon exercise of the
                        Primary Put Option or the Secondary Put Option granted hereunder (the "Closing") will be subject to termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
                        The Company shall use its best efforts to secure such termination and any required regulatory approval as promptly as practicable.

Bridge Loan             Concurrently with execution of this Memorandum of
                        Agreement, PPC Europe will lend $15,000,000 to
                        PeoplePC to be used for general corporate and working capital purposes against receipt of a promissory note of the Company in the form attached hereto as Exhibit
                        C. The note will have a 90-day term, and at maturity will be repayable automatically unless extended with @viso's sole consent. Upon execution of the Definitive
                        Documents, the note will convert into a demand note.
                        In either form, the note will bear a market rate of interest. In the event of a Change of Control, the Company will ensure that the acquiror assumes the Company's obligations under the note.

Lending Authority upon  From and after execution of the Definitive Documents
Signing of Put Option   contemplated by this document, the CEO, CFO, or
Agreement               Chairman of PeoplePC will be authorized to arrange for
                        further loans from PPC Europe to PeoplePC, for application to general corporate and working capital purposes. The note will be a demand note and will bear a market rate of interest. The Company agrees not to take any actions with respect to PPC Europe that would, through causing insolvency of PPC Europe, prevent or delay the exercise of either put option.

Fees and Expenses:      Each party will pay its own legal fees and other
                        expenses incurred by it in connection with the transactions contemplated by this Memorandum of Agreement.

Governing Law:          Delaware law.

Binding Agreement       This Memorandum of Agreement is intended to be a
                        binding agreement, and not merely an expression of intent to negotiate or enter into an agreement. The parties agree that this Memorandum of Agreement may be executed by fax in counterparts.

Definitive Agreements   The parties agree to reflect their agreements
                        contained herein in greater detail in a Purchase
                        Option Agreement, a Certificate of Designation, a
                        Voting Agreement, a Registration Rights Agreement, and a Note (collectively, the "Definitive Documents"), in form and substance reasonably satisfactory to the relevant parties and shall negotiate in good faith and use best efforts to cause the Definitive Documents to be finalized and executed as promptly as practicable after the date hereof. The Company shall cause drafts of the Definitive Documents to be prepared and distributed to the other parties not later than ten
                        (10) business days after the date hereof. The Put
                        Option Agreement will contain representations and warranties by PeoplePC and will require that @viso receive an opinion of counsel of PeoplePC that any shares issued by PeoplePC in connection with the purchase of the NV Shares will upon issuance be duly authorized, validly issued, fully paid, non-assessable, an execution and delivery of the Definitive Agreements, this agreement shall terminate and be of no further force and effect.

Preferred Stock         By February 21, 2001, the Company shall file with the
                        Secretary of State of Delaware its Certificate of Designation to create the Preferred Stock with the terms set forth on Exhibit A hereto.

EXECUTED AND AGREED TO THIS 20TH DAY OF FEBRUARY 2001, BY:


PeoplePC, Inc.                         @viso Limited

By: /s/ Nicholas Grouf                 By: /s/ Frank Boulben
    -------------------                    -----------------------

Name: Nicholas Grouf                   Name:  Frank Boulben
      -----------------                       --------------------

Title: CEO                             Title: Director
       ----------------                       --------------------


PeoplePC Europe N.V.                   SOFTBANK Capital Partners LP
                                       SOFTBANK Capital LP
                                       SOFTBANK Capital Advisors Fund LP

By: /s/ Nicholas Grouf                 By: SOFTBANK Capital Partners LLC
    ------------------                     its General Partner

Name: Nicholas Grouf                   Name: /s/ Steven J. Murray
      ----------------                       ---------------------

Title:-------------------------        Title: Administrative Member
                                              ---------------------


Softbank Technology Ventures IV L.P.
Softbank Technology Advisors Fund L.P.

By: /s/ Gary E. Rieschel                 /s/  Nick Grouf
    --------------------                ---------------------------
                                        Nick Grouf
Name: Gary E. Rieschel
      ------------------

Title: Executive Managing Director
       ---------------------------

                                    EXHIBIT A

               PURCHASE OF @VISO INTEREST IN PEOPLEPC EUROPE N.V.

                                Summary of Terms


Rights, Preferences and Privileges of Preferred Stock:


Conversion:             The Preferred Stock shall automatically convert into
                        Common Stock upon the date PeoplePC receives the Stockholder Approval, at the rate of one share of Common
                        Stock for each share of Preferred Stock, subject to adjustment in the event of any stock split, stock dividend recapitalization or other similar event.

Voting Rights:          The Preferred Stock will be non-voting; except as set
                        forth below.

Automatic Conversion:   If the Stockholder Approval of the Issuance has not
                        occurred by June 30, 2001, the holders of the Preferred
                        Stock shall be entitled to a liquidation preference equal to the original issue price, which shall be deemed to be the price per share determined by dividing (i) the Secondary Put Conversion Value (in the case of exercise of either Put Option in full) or the Aggregate Partial
                        Exercise Value (in the case of any partial exercise of the Secondary Put Option) by (ii) the total number of shares of Preferred Stock issued upon exercise of the Put at the time of the liquidation event. Thereafter, any remaining assets of the Company shall be distributed to the holders of Common Stock.

                        In case of any consolidation of the Company with, or merger of the Company into, any other entity, any merger of another entity into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company) or any sale or transfer of all or substantially all of the assets of the Company, the Preferred Stock shall automatically convert into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of the Company into which the Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or transfer.


Protective Provisions:  The consent of the holders of at least a majority of the outstanding shares of Preferred Stock, voting as a separate class, shall be required prior to any action that would (i) amend, alter, repeal, or change

                        (including by merger or consolidation or share exchange) the rights, preferences or privileges of the Preferred Stock, (ii) increase or decrease the total number of authorized shares of Preferred Stock, (iii) result in the issuance of shares of Preferred Stock (or securities convertible into or exercisable for Preferred Stock) to any person other than @viso or (iv) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Preferred Stock.

                        In the event of any tender offer for shares of Common Stock, the Company shall concurrently offer to purchase the same percentage of the outstanding shares of Preferred Stock as the maximum percentage of the shares of outstanding Common Stock offered to be purchased in such tender offer at the tender offer price, and subject to the condition that such tender offer is consummated. If such tender offer involves an exchange offer, such price shall be determined by reference to the market value of the securities offered, or, if not publicly traded, then by an independent investment banker selected by the holders of Preferred Stock and reasonably acceptable to the Company. In the event such tender offer is made in connection with a negotiated acquisition of PeoplePC, the Company shall use its best efforts to cause such tender offer to be extended on the same terms and conditions to the share of Preferred Stock.

                                    EXHIBIT B


                         EXAMPLE OF PARTIAL EXERCISE OF
                        PUT IN CONNECTION WITH FINANCING


Suppose the Company: (i) issues to investors an aggregate of 11,111,111 shares of its Common Stock at $3.00 per share in a financing; and (ii) has 100,000,000 shares outstanding at the time of the financing.

Exercise of Put
---------------

Then @viso may exercise the Secondary Put Option as follows:


         11,111,111 shares issued in financing
         ----------------------------------------------------------  =  10%
         111,111,111 shares outstanding post-financing

So @viso may exercise the Secondary Put Option with respect to 10% of the current Secondary Put Conversion Value, or $65,000,000 multiplied by 10% = $6,500,000. Accordingly @viso will receive $6,500,000 worth of PeoplePC Inc. stock valued at $3.00 per share, or 6,500,000 = 2,166,667 shares
                                       ---------------------
                                             3

Post-Exercise Adjustments
-------------------------

The Secondary Put Conversion Value: will be reduced by the aggregate value of NV Shares sold to the Company, or $6,500,000, to $58,500,000.

The Primary Put Share Number will be reduced by 10%:

                  Assuming X equals 13,965,429       (6,500,000) = 1,396,543
                                                     -----------
                                                     (65,000,000)

The Cap will not be adjusted, but the 1,396,543 shares issued in the financing will count toward reaching the Cap.